EXHIBIT 99.8

  Hydromer, Inc. Announces Its Revenues and Earnings for the Quarter
                       Ended September 30, 2004

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Nov. 22, 2004--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reported its financial results of operations for the quarter ended September 30, 2004 to the Securities and Exchange Commission on Monday, November 15, 2004. For the quarter, the Company reported revenues of $1,946,330 which was $306,465 higher than the same period a year ago of $1,639,865, or an increase of 18.7%. For the three months ended September 30, 2004, the Company is reporting a Net Loss of $23,386 ($0.01 per share) as compared with Net Income of $9,383 ($0.00 per share) the comparative quarter a year ago.
    For the quarter ended September 30, 2004, products and services sales were $1,352,792, up 25.0% from $1,081,892 the quarter ended September 30, 2003. Royalties, options and licensing revenues were up 6.4% to $593,598 from $557,973 the corresponding quarter a year before. The Company's Cost of Sales for the quarter ended September 30, 2004 was $698,758 was up 18.95% from $587,815 the same period a year ago. Operating expenses for the quarter were $1,277,784 this year as compared with $1,011,670 last year (up 26.3%). There was a benefit from income taxes of $28,606 for the quarter ended September 30, 2004 as compared with a provision for income taxes of $259 the year before.
    "We continue our revenue growth; this quarter primarily from services revenues, approximately $85,000 of which was from two customers acquired after the previous year's fiscal first quarter. However, the addition of four scientists and one QC manager since March 1, 2004, added as part of our continued investment for the future, contributed to an operating loss for the quarter ended September 30, 2004." said Robert Y. Lee, Vice President of Finance. "Also included in this year's first quarter are additional litigation costs in our continued infringement claim against a former licensee and other parties. We are entering the discovery phase of this process."
    "In order for the Company to continue its growth, whether from new technologies or through new customers on existing product lines, we must first spend on development projects and/or on marketing initiatives. As such, there will be periods in which expenditures are first made before the rewards are reaped." added Manfred F. Dyck, President and Chief Executive Officer. "This quarter's growth, as well as for our last fiscal year, in coating services revenues was only made possible from the investment in (acquisition of) Biosearch Medical Products Inc ("BMPI") in February 2000. Our current investment in additional scientists would allow us to accelerate bringing enhancements or completely new technologies to the market earlier. We are also focusing on expanding our footprint in engineering services. Not only do we offer contract coating services, we also possess the ability to provide a turnkey solution to customers seeking to perform their own coating operations. We can design a process, using either our or another company's coating solution, design the automated or semi-automated equipment, provide the blueprints or custom build the equipment, provide all QA and SOP procedures and train and support our customer's entry into their coating operations. We are establishing a niche in our market, offering a complete range of services, from the coating technology to providing coating services and finally to provide the coating process in a turnkey solution to our customers."

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908-722-5000